Exhibit 10.22
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                        TERMINATION AGREEMENT AND RELEASE

           This Termination Agreement and Release is dated as of June 15, 2001, by and among NCRIC Group, Inc., a District of Columbia corporation ("NCRIC Group"), NCRIC MSO, Inc., a Delaware corporation ("NCRIC MSO"), HCI Ventures, LLC, a Virginia limited liability company ("HCIV"), and L. E. Shepherd, Jr., William A. Hunter, Jr. and Barry S. Pillow (collectively, the "Executives").

           WHEREAS, pursuant to a Purchase Agreement dated December 20, 1998, by and among NCRIC Group and the Executives (the "Purchase Agreement"), NCRIC Group or NCRIC MSO purchased from the Executives all of the issued and outstanding common stock of HealthCare Consulting, Inc., a Virginia corporation ("HCI"), and all of the outstanding membership interests in HCIV;

           WHEREAS, pursuant to a Purchase Agreement dated December 20, 1998, by and between Employee Benefit Services, Inc. ("EBSI") and NCRIC Group (the "EBSI Purchase Agreement"), NCRIC Group or NCRIC MSO purchased all of the assets of EBSI;

           WHEREAS, pursuant to the terms of the Purchase Agreement, the Executives are entitled to receive aggregate contingent consideration (the "Contingent Consideration") of up to $3,100,000 if HCI, HCIV and the assets of EBSI achieve certain levels of adjusted earnings during calender years 2000, 2001 and 2002 (the "Earnout Period");

           WHEREAS, pursuant to an Operating Agreement (the "Operating Agreement") entered into as of January 4, 1999, NCRIC Group, NCRIC MSO, HCI, HCIV and the Executives, the parties set forth their understanding with respect to (i) certain accounting principles which will be applied to the calculation of adjusted earnings, and (ii) certain management policies which will be in effect during the Earnout Period;

           WHEREAS, HCI was merged into NCRIC MSO, and the rights and obligations of, and references to, HCI in the Operating Agreement as a result of that merger relate to NCRIC MSO, unless the context otherwise requires;

           WHEREAS, each of the Executives entered into an employment agreement with NCRIC MSO as of January 4, 1999 (the "1999 Employment Agreements");

           WHEREAS, pursuant to an Agreement to Amend Operating Agreement and For Other Purposes (the "Amendment to Operating Agreement ") entered into as of November 23, 1999, the parties amended the Operating Agreement, the Purchase Agreement and the 1999 Employment Agreements in certain respects (for purposes of this Agreement, the terms "Operating Agreement," "Purchase Agreement " and "1999 Employment Agreements " shall be deemed to refer to and include the original agreements as amended by the Amendment to Operating Agreement);



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           WHEREAS, the parties have mutually decided as follows: (i) to terminate the continuing obligations under the Purchase Agreement (except as otherwise set forth herein), (ii) to terminate the Operating Agreement and the Amendment to Operating Agreement, (iii) to terminate each of the three 1999 Employment Agreements between NCRIC MSO and the Executives, and (iv) to acknowledge that NCRIC MSO has no continuing obligations under the EBSI Purchase Agreement; and

           WHEREAS, each of the Executives is entering into a new replacement employment agreement with NCRIC MSO (the "2001 Employment Agreement");

           NOW, THEREFORE, in consideration of the promises and payments stated and other good and valuable consideration, the receipt and adequacy of which is acknowledged by each of the parties and who intend to be legally bound by this Termination Agreement and Release, the parties state and agree as follows:

           1. Termination of Continuing Obligations under Purchase Agreement. The parties hereby mutually agree that the continuing requirements and obligations set forth in the Purchase Agreement shall be terminated as of the date hereof, and shall have no further legal force and effect, except as follows:

           (a) The representations and warranties made under Sections 3(k) and 4(f)(2) and (3) of the Purchase Agreement, as set forth in Schedule A attached hereto, shall survive without time limitation.

           (b) The obligations of the Executives to indemnify NCRIC Group set forth in Section 10(b) of the Purchase Agreement solely with respect to the aforementioned Section 3(k), and the obligations of NCRIC Group to indemnify Executives set forth in Section 10(c) of the Purchase Agreement solely with respect to the aforementioned Sections 4(f)(2) and (3), as set forth in Schedule B attached hereto, shall not be terminated and shall have continuing effect.

           2. Termination of Operating Agreement and Amendment to Operating Agreement. The parties hereby mutually agree that the Operating Agreement, and the Amendment to Operating Agreement, shall be terminated as of the date hereof, and shall have no further legal force and effect.

           3. Termination of 1999 Employment Agreements. By executing this Termination Agreement and Release, each of the Executives agrees that the 1999 Employment Agreement between NCRIC MSO and the Executive shall be terminated as of the date hereof and shall have no further legal force and effect. In consideration of the agreements contained and referred to herein, each of the Executives hereby irrevocably and unconditionally waives and releases NCRIC MSO, its affiliates and subsidiaries, officers, directors, and executives, from any and all causes of actions, debts and claims, known or unknown, which each Executive may now have or may have in the future, concerning Executive's employment under the 1999 Employment Agreement, or separation from service thereunder, including but not limited to any claims for alleged breach of contract, wrongful discharge, or any rights or claims arising out of any federal, state or municipal statute or ordinance.
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           4. Payment of Contingent Consideration Pursuant to Section 2(b) of
the Purchase Agreement. In payment for the Stock, as defined in the Purchase Agreement, pursuant to Section 2(b) of said agreement, NCRIC MSO shall pay to the Executives an aggregate of $1,392,941.37, payable by certified check in the following amounts: (i) L. E. Shepherd, Jr. - $502,866.92; (ii) William A. Hunter, Jr. - $502,866.92; and (iii) Barry S. Pillow - $387,207.53. Such amounts shall be payable on the date hereof. As further payment for the Stock, NCRIC Group, NCRIC MSO and HCIV hereby irrevocably transfer to the Executives all rights and interests in the proceeds collected from the one hundred and twenty
(120) day old balances of all accounts receivable ("120 Day Accounts ") owed by clients of NCRIC Group, NCRIC MSO and HCIV (the "Clients "), which 120 Day Accounts are set forth in Schedule C attached hereto. The parties hereto agree that, notwithstanding the foregoing, NCRIC MSO and HCIV shall have sole authority to service the 120 Day Accounts. NCRIC Group, NCRIC MSO and HCIV shall, at their sole expense, and without any cost to the Executives, use their reasonable efforts to collect the 120 Day Accounts. NCRIC MSO and HCIV shall have full authority in their sole discretion to determine whether any actions, other than making written request in the normal course of business, shall be taken to collect the 120 Day Accounts. Schedule C also sets forth the accounts receivable owed by the Clients which are current, thirty (30), sixty (60) (the "Current/30/60 Day Accounts") and ninety (90) days old. As soon as NCRIC Group, NCRIC MSO and HCIV have received aggregate payments after the date of this Agreement from any Client in excess of the sum of such Client's Current/30/60 Day Accounts, NCRIC Group, NCRIC MSO and HCIV shall deliver to the Executives any additional payments received from such Client until such Client's 120 Day Account is paid in full. Payments to the Executives shall occur within fifteen
(15) days after the end of each quarterly period in which payments of the 120 Day Accounts are received by NCRIC Group, NCRIC MSO and/or HCIV from a Client. Starting in August 2001, NCRIC Group, NCRIC MSO and HCIV shall deliver financial reports to the Executives on a monthly basis showing the history of payments from any or all Clients in reasonable detail until all the 120 Day Accounts are fully paid to the Executives; provided, however, that the obligations of NCRIC Group, NCRIC MSO and HCIV under this Agreement with respect to the 120 Day Accounts shall terminate as of June 30, 2002, whether or not any 120 Day Accounts remain outstanding as of such date. Payments of the 120 Day Accounts will be paid to the Executives according to the percentages as set forth in the Purchase Agreement. NCRIC MSO and its subsidiaries and affiliates shall have no further obligation or liability to the Executives pursuant to the Purchase Agreement, the Operating Agreement, the Amendment to Operating Agreement, or the several 1999 Employment Agreements, except as otherwise set forth herein or as set forth in the 2001 Employment Agreements entered into between NCRIC MSO and the Executives as of June 15, 2001.
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           5. No obligations under EBSI Purchase Agreement. The parties hereto acknowledge and agree that NCRIC Group and NCRIC MSO, and their subsidiaries and affiliates, have no further obligation or liability under the EBSI Purchase Agreement.

           6. Effect of Termination. As of the date hereof, no party to the Purchase Agreement, the Operating Agreement, the Amendment to Operating Agreement or the 1999 Employment Agreements shall have any liability or further obligation to any other party under those agreements, except as set forth in this Termination Agreement and Release or in the 2001 Employment Agreements.

           7. Release. NCRIC Group, NCRIC MSO and HCIV, on behalf of themselves and their respective affiliates and subsidiaries, jointly and severally, hereby waive and release each of the Executives from any and all causes of action, debts, claims and liabilities, whether known or unknown, which NCRIC Group, NCRIC MSO and HCIV may now have or may have in the future, under the 1999 Employment Agreements, the Purchase Agreement, the Operating Agreement and/or the Amendment to Operating Agreement, except as otherwise set forth herein or in the 2001 Employment Agreements. The foregoing waiver and release shall be inapplicable and of no effect as to cause of action, debt, claim or liability arising out of, or resulting from, any unlawful, fraudulent or intentionally wrongful activity by any of the Executives. Each of the Executives hereby represents and warrants that he is not aware of any potential cause of action, debt, claim or liability that may be asserted against NCRIC Group, NCRIC MSO or HCIV by any third party (relating to the operation of NCRIC MSO and HCIV), other than as previously disclosed.

           8. Arbitration. (a) In the event the parties are unable to resolve a controversy under this Termination Agreement and Release, the parties agree to submit the matter to binding arbitration under the rules of the American Arbitration Association, but not using the American Arbitration Association, unless the parties mutually agree to do so. One arbiter shall be chosen by NCRIC Group and one by Executives before commencement of arbitration. The two arbiters shall choose a third arbiter. The decision of the first two arbiters shall be final and binding upon both parties; however, if those arbiters fail to agree, the third arbiter shall participate and the decision of the majority shall be final and binding. The parties expressly covenant and agree to be bound by the decisions of the arbiters and accept any decision by a majority of the arbiters as final determination of the matter in dispute. In connection with the foregoing, the parties hereby waive any right to an appeal or to commence any de novo action with respect to the final determination. All arbiters chosen pursuant to this Section 7 shall have substantial experience in the healthcare management field and shall have demonstrated knowledge concerning the types of issues involved.

           (b) Each party shall bear its own expenses, including legal, accounting and expert fees, in connection with the arbitration except that NCRIC Group and Executives shall each pay 50% of the expenses of the arbiters.

           (c) Any such arbitration shall take place in Washington, D.C., unless some other location is mutually agreed upon by the parties.

           9. Counterparts. This Termination Agreement and Release may be executed in one or more counterparts, each of which shall be deemed to constitute an original.

           10. Governing Law. This Termination Agreement and Release shall be governed by, and interpreted in accordance with, the laws of the District of Columbia, without regard to the conflict of law principles thereof.

           11. Headings. The headings contained in this Termination Agreement and Release are for reference purposes only and are not part of this Termination Agreement.



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           IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed in counterparts as of the 18th day of June 2001.

NCRIC GROUP, INC.


By:    /s/  Stephen S. Fargis
       ----------------------
       Name: Stephen S. Fargis
       Title: Senior Vice President and Chief Operating Officer


NCRIC MSO, INC.


By:    /s/  Stephen S. Fargis
       -----------------------
       Name: Stephen S. Fargis
       Title: President

HCI VENTURES, LLC


By:  /s/  Stephen S. Fargis
     ----------------------
     Name: Stephen S. Fargis
     Title: President


     /s/  L. E. Shepherd, Jr.
     ------------------------
     L. E. Shepherd, Jr.


     /s/  William A. Hunter, Jr.
     ---------------------------
     William A. Hunter, Jr.


     /s/  Barry S. Pillow
     --------------------
     Barry S. Pillow